June 16, 2005

Mail Stop 4561

Robert C. White
President, Chief Executive Officer and Director
Wake Forest Bancshares, Inc.
302 South Brooks Street
Wake Forest, NC  27587

Re:	Wake Forest Bancshares, Inc.
	Form 10-KSB filed December 23, 2004
	Form 10-QSB filed February 14, 2005
      File Number: 000-25999

Dear Mr. White:

      We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,



	                        					John P. Nolan
								Accounting Branch Chief